UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2006
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-32261 (Commission File Number)	20-1142292 (I.R.S. Employer Identification Number)

17140 Bernardo Center Drive, Suite 222 San Diego, CA (Address of principal executive offices)	92128 (Zip Code)
(858) 485-9840
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement.
KeyBank Secured Acquisition and Construction Loan
     In connection with the acquisition of the Center for Life Science Boston described in Item 2.01 below, on November 17, 2006, BMR-Blackfan Circle LLC, a wholly owned subsidiary of BioMed Realty, L.P. (the “Operating Partnership”), the operating partnership subsidiary of BioMed Realty Trust, Inc. (“BioMed”), entered into a secured acquisition and construction loan with KeyBank National Association (“KeyBank”), as administrative agent, and certain other lenders, to provide borrowings of up to approximately $550 million. The company initially borrowed approximately $266 million under the facility.
     The loan has a maturity date of November 16, 2009 and initially bears interest at a floating rate equal to, at BioMed’s option, either (1) LIBOR plus 125 basis points or (2) the higher of (a) the prime rate then in effect, or (b) the federal funds rate then in effect plus 50 basis points. The loan is secured by the Center for Life Science Boston property and any related collateral. BioMed, at its sole discretion, may extend the maturity date of the loan for an additional one year after satisfying certain conditions.
     The terms of the acquisition and construction loan include certain restrictions and covenants, which limit, among other things, the incurrence of additional indebtedness and liens. The terms also require compliance with financial covenants relating to the minimum amounts of net worth, fixed charge coverage and leverage ratio. The loan specifies a number of events of default (some of which are subject to applicable cure periods), including, among others, the failure to make payments when due, noncompliance with covenants and defaults under other agreements or instruments of indebtedness. Upon the occurrence of an event of default, the lenders may terminate the loan and declare all amounts outstanding to be immediately due and payable.
     The foregoing description of the KeyBank secured acquisition and construction loan does not purport to be complete and is qualified in its entirety by reference to the complete text of the loan agreement and the related note, which are filed as Exhibits 10.1 and 10.2 to this report, respectively, and incorporated herein by reference.
Vertex Pharmaceuticals Lease
     On November 14, 2006, BioMed, through its subsidiary, BMR-21 Erie Street LLC, entered into a lease with Vertex Pharmaceuticals Incorporated with respect to 21,228 square feet at the company’s 21 Erie Street property. The lease has a term of approximately five years, subject to the tenant’s option to renew the lease for two additional five-year periods. Annualized rent under the lease initially is approximately $200,000.
     The foregoing description of the lease does not purport to be complete and is qualified in its entirety by reference to the complete text of the lease, which is filed as Exhibit 10.3 to this report and incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On November 17, 2006, BioMed, through its Operating Partnership, completed the acquisition of the Center for Life Science Boston from CLSB I, LLC, an affiliate of Lyme Properties. The property is located at 3 Blackfan Circle in the Longwood Medical Area in Boston, Massachusetts. The 702,940 square foot life science research building is currently under construction. The total purchase price was approximately $473 million, excluding closing costs. Including the initial purchase price, and future construction costs to complete the project, the company expects to invest in excess of $700 million in the Center for Life Science Boston. The company funded the purchase price using borrowings under the secured acquisition and construction loan with KeyBank described in Item 1.01 above and borrowings under its existing $500 million revolving credit facility.
     In connection with the closing of the acquisition, BioMed issued a press release, which is attached as Exhibit 99.1 hereto.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The information provided in Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
10.1	Secured Acquisition and Construction Loan Agreement, dated as of November 17, 2006, among BMR-Blackfan Circle LLC, KeyBank National Association, as Administrative Agent, and certain other lenders party thereto.
10.2	Promissory Note, dated November 17, 2006, by BMR-Blackfan Circle LLC in favor of KeyBank National Association.
10.3	Lease, dated November 14, 2006, between BMR-21 Erie Street LLC and Vertex Pharmaceuticals Incorporated.
99.1	Press release issued by BioMed Realty Trust, Inc. on November 20, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2006	BIOMED REALTY TRUST, INC.
	By:	/s/ GARY A. KREITZER
		Name:	Gary A. Kreitzer
		Title:	Executive Vice President